Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 4, 2020, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Ennis, Inc. on Form 10-K for the year ended February 29, 2020.  We consent to the incorporation by reference of said reports in the Registration Statements of Ennis, Inc. on Forms S-8 (File No. 333‑38100, File No. 333-44624 and File No. 333-175261).

/s/ GRANT THORNTON LLP

Dallas, Texas

May 4, 2020